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                                                    EXHIBIT 6.

                                                    MONY Life Insurance Company
                                                    1740 Broadway
                                                    New York, NY 10019


October 28, 2002


EDGAR

MONY Life Insurance Company
1740 Broadway
New York, New York 10019

Gentlemen

This opinion is furnished in connection with the registration by MONY Life Insurance Company of a corporate sponsored flexible premium variable life insurance policy ("Policy") under the Securities Act of 1933, as amended. The prospectus included in Pre-Effective Amendment No. 3 to the Registration Statement on Form S-6 (Registration Nos. 333-40554 and 811-06217) describes the Policy. I have provided actuarial advice concerning the preparation of the policy form described in the Registration Statement and I am familiar with the Registration Statement and exhibits thereto.

It is my professional opinion that:

1. The illustrations of death benefits and accumulated values included in Appendix G of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable for policyowners at the ages illustrated than for policyowners at other ages.

2. The information contained in the examples set forth in Appendix A through F of the Prospectus, based on the assumptions stated in the examples, is consistent with the provisions of the Policy.

3. The fees and charges deducted under the Policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the insurance company.

I hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement.

Sincerely,



/S/ PAMELA J. DUFFY
Pamela J. Duffy, Vice President